Mail Stop 0306
		                    June 9, 2004



Dane A. Miller, Ph.D.
President and CEO
Biomet Inc
56 East Bell Drive
Warsaw, Indiana 46582


Re:	Biomet Inc
	Form 10-K for the fiscal year ended May 31, 2004
	Forms 10-Q for the fiscal 2005
	Forms 8-K for 2005
	File No.  1-15601


Dear Dr. Miller:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant





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